Exhibit 14.01

TONIX PHARMACEUTICALS HOLDING CORP.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Effective as of February 9, 2016

Introduction

Tonix Pharmaceuticals Holding Corp. (the “Company”) strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics is a guide for all Company personnel consisting of employees and directors.

This Code applies to all Company personnel, and is addressed to each employee and director individually. It sets forth broad ethical principles that the Company has established for the conduct of its business, and outlines certain key legal requirements of which all Company personnel must be aware and with which all Company personnel must comply. This Code is not intended to cover every issue that may arise, and in the course of performing their duties and responsibilities for the Company, all personnel should act with these principles in mind and should use good judgment and common sense at all times.

This Code is designed to deter wrongdoing and promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	Avoidance of conflicts of interest, including disclosure to an appropriate Company representative of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	protection of Company assets, including corporate opportunities and confidential information;

•	Prompt internal reporting of violations of this Code to an appropriate person; and

•	Accountability for adherence to this Code.

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Company personnel who violate the standards contained in this Code will be subject to disciplinary action, possibly including termination of employment.

1.	Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest (or the interest of a member of his or her family) interferes with or appears to interfere with the interests of the Company. A conflict of interest can arise when the individual (or a member of his or her family) acts or has interests that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when the individual, or a member of his or her family, receives improper personal benefits because of his or her position in the Company.

Unless approved by the Board, neither you nor any member of your immediate family can acquire a financial interest in, or accept employment with, an entity doing business with the Company if the interest or employment could conflict with your duties to the Company and the performance of such duties. For example, it is usually a conflict of interest for Company personnel to work simultaneously for a competitor, customer or supplier. Also, you cannot work for a competitor as an employee, consultant or board member.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

In addition, you and your immediate family members cannot accept material gifts or favors that could create the appearance that your business judgment could be affected by the receipt of such gifts or favors. You and members of your immediate family, however, can accept gifts of nominal value from existing sources, prospective sources or persons, firms or companies with whom the Company does or might do business.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. You cannot offer gifts or favors to any employee, or a member of the employee’s immediate family, of a competitor, supplier or customer if the gifts or favors might place the recipient under any obligation to you or to the Company.

Conflicts of interest are prohibited as a matter of Company policy. You are required to bring any conflict of interest or potential conflict of interest to the attention of your immediate supervisor, the Company’s chief financial officer or other appropriate person as described in Section 14. Conflicts of interest may not always be apparent, so if you have a question regarding whether a particular situation is a conflict of interest, you should consult with your immediate supervisor or contact the Company’s chief financial officer. Executive officers or members of the Board should consult with a member of the Audit Committee of the Board, which consists entirely of outside, independent directors.

2.	Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

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3.	Confidentiality

Company personnel must maintain the confidentiality of all confidential and nonpublic information received from the company or its customers and suppliers, except when disclosure is authorized by an executive officer of the Company or compelled by disclosure laws or valid legal process. Confidential information includes all information that, if disclosed, might be of use to competitors, or harmful to the Company or its customers or suppliers. It also includes information that customers and suppliers have entrusted to the Company. For example, confidential information includes financial documents, pricing or vendor information, corporate development materials, the cost of goods, personnel files, manuals and procedures, computer software, design documents, videos and internal reports or memoranda. Information that the Company has made public, such as press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information. The obligation to preserve confidential information extends beyond the term of employment with, or service to, the Company. Furthermore, in addition to your ethical obligation to preserve the confidential nature of such sensitive information, you must abide by the terms of your proprietary information and assignment of inventions agreement with the Company.

4.	Fair Dealing

The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Company personnel must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. Company personnel cannot steal proprietary information, possess trade secret information obtained without the owner’s consent, or induce such disclosures by past or present employees of other companies. You may not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other intentional unfair practice. The knowing or deliberate falsification of any documents or data in connection with service to the Company will be the basis for immediate discharge and may subject the violator to civil and/or criminal penalties.

5.	Protection and Proper Use of Company Assets

Company personnel must endeavor to protect the Company’s assets and property and ensure their efficient use. Theft, carelessness, and waste have a direct adverse impact on the Company’s profitability and are prohibited. All payments with Company funds require approval by an authorized officer who has knowledge of the purpose of the payment, adequate substantiation of the identity of the payee and written contracts establishing the payment obligation. Company personnel must report any suspected incident of fraud or theft immediately for investigation. Moreover, Company personnel must use all assets and property of the Company only for legitimate business purposes.

The obligation of Company personnel to protect the Company’s assets extends to the Company’s intellectual property. Intellectual property includes trade secrets, patents, patent applications, trademarks, and copyrights, as well as business, marketing and service plans, clinical studies, regulatory dossiers, formulations, designs, databases, records, salary information and any non-public financial data and reports. Unauthorized use or distribution of this information violates Company policy and may subject the violator to civil and/or criminal penalties.

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6.	Compliance with Laws, Rules and Regulations

Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Company personnel should contact the Company’s chief financial officer with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance therewith. The chief financial officer will be responsible for conferring with legal counsel and resolving the issue.

7.	Insider Trading

No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

•	obtain profit for himself or herself; or

•	directly or indirectly "tip" others who might make an investment decision on the basis of that information.

Company personnel who have access to confidential information cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of the Company’s business. All Company personnel are subject to the Company’s Policy on Insider Trading and Confidentiality in effect from time to time. Insider trading is a crime and can lead to criminal and civil fines, penalties and charges against the Company and the violator.

If you have any questions regarding non-public information and the use of such information or the Company’s Policy on Insider Trading and Confidentiality, you should contact the Company’s chief financial officer.

8.	Disclosure

The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

Each director, officer and employee who is involved in the Company's disclosure process must:

•	be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

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•	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

9.	Discrimination and Harassment

The Company requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. The Company will not tolerate illegal discrimination or harassment. Relationship with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any discrimination, including based on race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap or disability.

10.	Health and Safety

The Company strives to provide all Company personnel with a safe and healthful work environment. You share responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or condition.

The Company will not tolerate violence or threatening behavior in the workplace. In addition, Company personnel are required to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace.

11.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. You must document and record accurately all of your business expenses. If you are unsure whether a particular expense is legitimate, you should ask the Company’s chief financial officer. Executive officers or members of the Board should confer with a member of the Audit Committee. Rules and guidelines regarding business expenses are available from the Company’s account department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by applicable laws or regulations. Furthermore, all Company personnel are subject to the Company’s Document Retention Policy. Any questions concerning the Company’s Document Retention Policy should be directed to the Company’s chief compliance officer.

Company personnel must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications. This prohibition applies equally to e-mail, internal memos and formal reports.

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12.	Payments to Government Personnel or Candidates for Office

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business. Making payments to government officials of any country is illegal.

Kickbacks, bribes, rebates or other illegal consideration are prohibited, and must never be given or accepted by any Company personnel. All Company personnel dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

The Company cannot contribute, directly or indirectly, to any political campaign or party. Company personnel cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from the Company for such contributions. Of course, you are free to engage in political activity with your own resources on your own time.

13.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors requires the approval of the Board and must be disclosed promptly as required by applicable law, rules or regulations, including the SEC and the NASDAQ Stock Market.

14.	Compliance, Reporting and Enforcement

If you are concerned about a possible ethical or illegal situation or any violation of this Code or are not sure whether specific conduct meets applicable Company standards, you should discuss the situation with your immediate supervisor or contact the Company’s chief financial officer. Executive officers or members of the Company’s board of directors should discuss the situation with a member of the Audit Committee.

Company personnel must report violations of laws, rules, and regulations of this Code to immediate supervisors, the Company’s chief financial officer, or the chairperson of the Audit Committee. Executive officers or members of the Board must report such matters to a member of the Audit Committee.

After receiving a report of an alleged prohibited action, the Audit Committee or the chief financial officer must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

The Company prohibits retaliation for reports of ethical misconduct made by Company personnel in good faith. If a situation requires that the identity of the person reporting any such misconduct not be disclosed, the Company will protect his or his anonymity, to the extent legally possible.

For further information and guidance regarding the reporting of potential violations of this Code, you should review the Audit Committee’s Whistleblower Procedures.

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15.	Amendments

This Code may only be amended by the Board. The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.

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